Exhibit 3.1

AMENDMENT NO. 2 TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

SEMGROUP ENERGY PARTNERS, L.P.

This Amendment No. 2 (this “Amendment No. 2”) to the First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), is hereby adopted on June 25, 2008, by SemGroup Energy Partners G.P., L.L.C., a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 20, 2007 (as amended, the “Partnership Agreement”).

WHEREAS, the General Partner, the Organizational Limited Partner and the Limited Partners of the Partnership entered into the Partnership Agreement;

WHEREAS, the Partnership Agreement was amended by that certain Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P., adopted on April 14, 2008 to be effective as of July 20, 2007; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not require the approval of any Limited Partner.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendment.

(a)	The following sentence is added to the end of Section 4.1:

“The Partnership hereby irrevocably elects that all Subordinated Units shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware.”

(b)	The second sentence of Section 6.7(c) is hereby amended and restated in its entirety as follows:

“In connection with the condition imposed by this Section 6.7(c), the General Partner shall take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii) and 6.7(b) and electing to allocate income as provided in Section 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.”

Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3. Governing Law. This Amendment No. 2 will be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 2 as of the date first set forth above.

GENERAL PARTNER

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

By:	/s/ Alex G. Stallings
Name:	Alex G. Stallings
Title:	Chief Accounting Officer

Signature Page to Amendment No. 2